Exhibit 11.1 - Computation of Earnings Per Share
Physicians Quality Care, Inc.


                                                       Period from March 20,
                                                       1995 (inception) to         Year ended
                                                          December 31,             December 31,
Primary and Fully-diluted earnings per share (1)             1995                     1996
-----------------------------------------------------------------------------------------------
Net loss                                                  $2,082,264                $ 4,973,188

Accretion on common stock subject to fair value put                                  14,436,848
                                                       ----------------------------------------
Net loss available to common stockholders                 $2,082,264                $19,410,036
                                                       ========================================
Weighted average common shares outstanding                 7,706,250                 10,785,605
                                                       ========================================
Primary and fully-diluted loss per common share           $     0.27                $      1.80
                                                       ========================================

(1) The effect of options, warrants and convertible securities are not considered as it would be antidilutive.